UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2006

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25161	33-0825386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA		92571
(Address of Principal Executive Offices)		(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Between May 1, 2006 and May 4, 2006, Modtech Holdings, Inc. (the “Company”) issued an aggregate of 325,000 shares of its common stock pursuant to the exercise of certain outstanding warrants. The warrants were originally issued in August 2005 in connection with the Company's previously announced private placement to certain accredited investors of common stock and warrants to purchase common stock.

The shares were issued at the warrant exercise price of $8 per share and the Company received gross proceeds of $2,600,000 from the exercise of the warrants. At May 3, 2006, the aggregate number of shares issued pursuant to the exercise of the warrants surpassed 1% of the number of previously outstanding shares of the Company's common stock.

The shares issued upon exercise of the warrants are in addition to 728,900 shares of common stock issued on May 4, 2006 to the holder of the Company's $25.9 million Senior Subordinated Secured Convertible Note (the "Note") at a conversion price of $7.82 per share and the additional 189,189 shares of common stock issued to the holder of the Note in connection with such partial conversion for no additional consideration. The conversion was previously announced in the Form 8-K filed earlier today. The partial conversion and issuance of shares as described in Item 3.02 of such Form 8-K has occurred.

The issuance of the shares of common stock upon exercise of the warrants was made in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D of the Securities Act of 1933. The offer and sale of the securities was conducted without general solicitation or advertising and made only to a limited number of offerees who represented that they were "accredited investors" under Rule 501 of Regulation D. When issued, the warrant certificates bore legends that restricted the transfer thereof and the underlying shares in accordance with applicable securities laws.

The shares issued upon exercise of the warrants have been registered for resale under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 4, 2006

Modtech Holdings, Inc.

by:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer